EXHIBIT 99

August 1, 1996


The Board of Directors
United Community Bankshares, Inc.
Franklin, Virginia

Dear Board Members:

We have been engaged to report on the appropriate application of Accounting Principles Board Opinion No. 16, Business Combinations (APB 16), to the specific transaction described below. This report is being issued to United Community Bankshares, Inc. (the "Holding Company") for assistance in evaluating accounting principles for the described specific transaction. Our engagement has been conducted in accordance with standards established by the American Institute of Certified Public Accountants.

Description of Transaction

The facts, circumstances and assumptions relevant to the specific transaction as provided to us by management of The Bank of Franklin ("BOF") and The Bank of Sussex and Surrey ("BSS") are as follows:

BOF and BSS (the "Banks") have entered into an Agreement and Plan of Reorganization (the "Agreement") dated January 25, 1996. The Agreement provides that each shareholder of BOF and BSS shall be entitled to exchange each share of common stock outstanding ("Bank Common Stock"), except for any dissenting shares, into 4.806 and 3.00 shares, respectively, of common stock in the Holding Company (the "Exchange Ratio"). The exchange of shares of Bank Common Stock for shares of common stock in the Holding Company (the "Share Exchange") shall become effective on the date shown on the Certificates of Share Exchange issued by the State Corporation Commission of Virginia to the respective Banks (the "Effective Date").

No fractional shares of common stock in the Holding Company (the " Holding Company Common Stock) will be issued as a result of the Share Exchange. In lieu thereof, each holder of common stock in the BOF ("BOF Common Stock"), who otherwise would have been entitled to a fractional share of Holding Company Common Stock, will receive cash in an amount equal to such fractional part of a share of Holding Company Common Stock multiplied by the market value of BOF Common Stock, after giving effect to the Exchange Ratio, as of the Effective Date.


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The Board of Directors
August 1, 1996
Page 2


Consummation of the Share Exchange is subject to various conditions, including the approval of the respective Banks' shareholders; the effectiveness of the applicable registration statement to be filed with the Securities and Exchange Commission; approval by certain federal and Virginia regulatory authorities; receipt of an opinion of counsel as to the tax-free nature of the Share Exchange for federal income tax purposes (except for cash received in lieu of fractional shares); receipt of a letter from Goodman & Company, L.L.P. to the effect that the combination of BOF and BSS qualifies to be accounted for as pooling-of-interests; and receipt of a letter by BOF and BSS from Scott & Stringfellow, Inc. and Davenport & Company, respectively, dated no later than the date the contemplated joint proxy statement is sent to shareholders, to the effect that in the opinion of such firm the Exchange Ratio is fair to the shareholders of BOF and BSS from a financial point of view.

As of the Effective Date and until the next annual shareholders meeting of the Holding Company, the Board of Directors of the Holding Company will consist of ten persons, with five nominees designated by the Board of BOF and five nominees designated by the Board of BSS, including the president of BSS and the Chief Executive Officer ("CEO") of BOF. Upon consummation of the Share Exchange, BOF and BSS will continue to operate as separate banking subsidiaries of the Holding Company. The current CEO of BOF and the current president of BSS will be the President/Chief Executive Officer and the Executive Vice President/Chief Operating Officer, respectively, of the Holding Company.

Appropriate Accounting Principles

APB 16 requires that a business combination be accounted for as a pooling of interests if all of the following conditions are met:

Combining Companies

1. Each of the combining enterprises is autonomous and has not been a subsidiary or division of another corporation within two years before the plan of combination is initiated (January 25, 1996).

         The BOF and BSS financial statements for each of the two years in the period ended December 31 1995, included in the registration statement on Form S-4 applicable to the Share Exchange, indicate that neither BOF nor BSS has been a subsidiary or division of another corporation within the specified two-year period.

2. Each of the combining companies is independent of the other combining companies. This condition means that at the date the plan of combination is initiated and consummated, the combining companies hold as intercorporate investments no more than 10% in total of the outstanding voting common stock of any combining company.

         You have represented to us that neither BOF nor BSS holds voting common stock of the other combining company.


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The Board of Directors
August 1, 1996
Page 3


Combining of Interests

3. The combination is effected in a single transaction or is completed in accordance with a specific plan within one year after the plan of combination is initiated (January 25, 1996).

         The Agreement provides for the combination to be effected in a single transaction. You have represented to us that the combination will be effective August 1, 1996.

4. A corporation offers and issues only common stock with rights identical to those of the majority of its outstanding voting common stock in exchange for substantially all (90% or more) of the voting common stock interest of another company at the date the plan of combination is consummated. The plan to issue voting common stock in exchange for common stock may include, within limits, provisions to distribute cash or other consideration for fractional shares or for shares held by dissenting stockholders.

         The Agreement provides for the issuance of Holding Company Common Stock with rights identical to those of the outstanding voting common stock of the respective Banks. You have represented to us that there are no known BOF or BSS stockholders giving notice of their intention to exercise their dissenters' rights.

5. None of the combining companies changes the equity interest of the voting common stock in contemplation of effecting the combination either within two years before the plan of combination is initiated or between the dates the combination is initiated and consummated; changes in contemplation of effecting the combination may include distributions to stockholders and additional issuances, exchanges and retirements of securities. Distributions to stockholders which are no greater than normal dividends are not changes for this condition. Normality of dividends is determined in relation to earnings during the period and to the previous dividend policy and record. Dividend distributions on stock of a combining company that are equivalent to normal dividends on the stock to be issued in exchange in the combination are considered normal for this condition.

         The BOF and BSS Statements of Stockholders' Equity for each of the two years in the period ended December 31, 1995, included in the registration statement on Form S-4 applicable to the Share Exchange, and their respective Board of Directors' minutes, disclose a consistent pattern of cash dividends declared on an annual basis. Pursuant to the terms of the Agreement, the BOF and BSS agreed to equalize the timing of their respective dividend payments, by allowing the BOF to make its normal dividend payment in 1996 of approximately $ 209,000, and by allowing the BSS to make its normal dividend payment on a semiannual basis in 1996 of approximately $107,000. In effect, the respective Banks will have made normal dividends payments in 1996 either equal to, or in substance equivalent with, an annual dividend rate of approximately $.23 per share, after giving effect to the Exchange Ratio.



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The Board of Directors
August 1, 1996
Page 4


6. Each of the combining companies reacquires shares of voting common stock only for purposes other than business combinations, and no company reacquires more than a normal number of shares between the dates the plan of combination is initiated and consummated.

         The statements of stockholders' equity of BOF and BSS for each of the two years in the period ended December 31, 1995, included in the registration statement on Form S-4 applicable to the Share Exchange , disclose no reacquisitions of voting common stock. You have represented to us that no such reacquisitions will be undertaken prior to consummation of the Share Exchange.

7. The ratio of the interest of an individual common stockholder to those of other common stockholders in a combining company remains the same as a result of the exchange of stock to effect the combination.

         The Agreement provides for the issuance of Holding Company Common Stock based on the Exchange Ratio to all holders of Bank Common Stock.

8. The voting rights to which the common stock ownership interests in the resulting combined corporation are entitled are exercisable by the stockholders; the stockholders are neither deprived of nor restricted in exercising those rights for a period.

         The Agreement does not provide for the deprivation or restriction of voting rights to which the common stock ownership interests in the resulting combined enterprise are entitled.

9. The combination is resolved at the date the plan is consummated and no provisions of the plan relating to the issue of securities or other consideration are pending.

         The Agreement does not provide for the issuance of securities or other consideration to be pending after the date the Share Exchange is consummated.

Absence of Planned Transactions

10. The combined enterprise does not agree directly or indirectly to retire or reacquire all or part of the common stock issued to effect the combination.

         You have represented to us that the Holding Company has no plans to directly or indirectly retire or reacquire all or a part of the common stock issued to effect the Share Exchange. The Securities and Exchange Commission recently ruled that acquisition of, or even announcements to acquire, common stock within six months of the consummation date will preclude pooling-of-interests accounting treatment.

11. The combined corporation does not enter into other financial arrangements for the benefit of the former stockholders of a combining company, such as a guaranty of loans secured by


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The Board of Directors
August 1, 1996
Page 5


         stock issued in the combination, which in effect negates the exchange of equity securities.

         You have represented to us that neither the Holding Company nor the Banks have entered into, and will not enter into, other financial arrangements for the benefit of the former stockholders of the Banks.

12. The combined corporation does not intend or plan to dispose of a significant part of the assets of the combining companies within two years after the combination other than disposals in the ordinary course of business of the formerly separate companies and to eliminate duplicate facilities or excess capacity.

         You have represented to us that neither the Holding Company nor the respective Banks intend or plan to dispose of a significant part of the assets of the combining enterprises within two years after the Share Exchange, other than disposals in the ordinary course of business of the formerly separate companies and to eliminate duplicate facilities or excess capacity.

In connection with APB 16, the Securities and Exchange Commission has issued Accounting Series Release 135 and Staff Accounting Bulletin Nos. 65 and 76 dealing with risk-sharing in business combinations. The Commission considers that the risk sharing required for the applicability of pooling of interests accounting will have occurred, if no affiliate of either company in the business combination sells or in any other way reduces their risk relative to any common shares received in the business combination within 30 days before consummation of the business combination, or until such time as financial results covering at least 30 days of post-merger combined operations have been published. This would include all sales whether private or public other than de minimus sales, as defined by the Securities and Exchange Commission. Publication of combined financial results can take the form of a post-effective amendment, a Form 10-Q or 8-K filing, the issuance of a quarterly earnings report, or any other public issuance which includes combined sales and net income.

For purposes of this letter, you have asked us to assume that no such dispositions of common stock by an affiliate will occur within the specified periods prior or subsequent to the business combination.

Conclusion

Based on the facts, circumstances and assumptions relevant to the specific transaction discussed above, we conclude that the transaction described above should be accounted for as a pooIing of interests in accordance with APB 16.


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The Board of Directors
August 1, 1996
Page 6


The ultimate responsibility for the decision on the appropriate application of generally accepted accounting principles for an actual transaction rests with the preparers of financial statements. Our judgment on the appropriate application of generally accepted accounting principles for the described specific transaction is based solely on the facts, circumstances and assumptions provided to us as described above; should these facts, circumstances and assumptions differ, our conclusion may change. We have not been asked to address and have not addressed any tax matters relating to this transaction. Additionally, we have no responsibility to update this report for events or circumstances occurring after the date of this report.

Very truly yours,


GOODMAN & COMPANY, L.L.P.
Norfolk, Virginia